PROFFITT'S, INC.
Midland Shopping Center
115 North Calderwood
Alcoa, Tennessee 37701

May 1, 1996

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of the Shareholders to be held at 8:30 a.m. Eastern Daylight Time on Wednesday, June 19, 1996, at Proffitt's West Town Mall Store, 7600 Kingston Pike, Knoxville, Tennessee 37919.

The notice of the meeting and proxy statement accompanying this letter describe the specific business to be acted upon. Your vote is very important, and your cooperation in completing, signing, and returning your proxy promptly in the enclosed return envelope will be appreciated.

At the meeting, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to the shareholders.

Shareholders attending the meeting are invited to shop at our West Town Mall Store and will be given a special discount on the day's purchases.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,

R. Brad Martin
Chairman of the Board and
Chief Executive Officer


PROFFITT'S, INC.
Midland Shopping Center
115 North Calderwood
Alcoa, Tennessee 37701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Proffitt's, Inc.:

Notice is hereby given that the Annual Meeting of the Shareholders of Proffitt's, Inc. (the "Company") will be held at 8:30 a.m. Eastern Daylight Time on Wednesday, June 19, 1996, at Proffitt's West Town Mall Store, 7600 Kingston Pike, Knoxville, Tennessee 37919, for the following purposes:

1.   To elect fourteen Directors to hold office until the next
Annual Meeting of the Shareholders or until their respective successors have been elected and qualified;

2. To consider and act upon a proposal to ratify the appointment of the firm of Coopers & Lybrand as independent accountants for the current fiscal year ending February 1, 1997; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 22, 1996 are entitled to notice of, and to vote at, the meeting.

Shareholders are cordially invited to attend the meeting in person.

     By order of the Board of Directors,


                                 Julia Bentley
                                 Secretary
                                 May 1, 1996


Whether or not you intend to be present at the meeting, you are urged to mark, sign, and date the enclosed proxy and return it promptly in the envelope provided.




PROFFITT'S, INC.
PROXY STATEMENT
Information Concerning the Solicitation

This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of the Shareholders (the "Annual Meeting") of Proffitt's, Inc. (the
"Company"), a Tennessee corporation, to be held on June 19, 1996.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mails, but certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The proxy materials are first being mailed to shareholders on May 1, 1996.

A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. Attendance at the Annual Meeting by a shareholder who has given a proxy will not have the effect of revoking it unless he gives such written notice of revocation to the Secretary before the proxy is voted. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. The nominees for Director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. Abstentions and broker non-votes have no affect on the plurality vote for the election of Directors. All other matters will be approved if the votes cast favoring the action exceed the votes opposing the action.

Outstanding Voting Securities

Only shareholders of record at the close of business on April 22, 1996 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 19,210,024 shares of Common Stock. Each share has one vote.

Listed in the following table are the number of shares owned by each Director, each nominee for Director, certain executive officers, and all Directors and officers of the Company as a group as of March 22, 1996. The table also includes the beneficial owners as of March 22, 1996 of more than 5% of the Company's outstanding Common Stock who are known to the Company.

Name of Beneficial Owner       Total Shares        Percentage of
(and Address if "Beneficial    Beneficially        Common Stock
Ownership" Exceeds 5%)            Owned (1)        Ownership

Director Nominees:
   Bernard E. Bernstein           15,801 (2)            *
   Edmond D. Cicala               17,489                *
   Ronald de Waal              1,000,113             5.21%
     Terbekehofdreef 75
     B-2610 Wilrijk, Belgium

   Gerard K. Donnelly              4,449                *

   Donald F. Dunn                  8,350                *

   W. Thomas Gould               392,434 (3)          2.01%

   Michael S. Gross                1,600 (4)             *

   G. David Hurd                   6,243                 *
   R. Brad Martin              1,270,899 (5)          6.56%
     5810 Shelby Oaks Drive
     Memphis, Tennessee

   Richard D. McRae               57,007                 *

   C. Warren Neel                  6,850                 *

   Harwell W. Proffitt             7,100                 *

   Marguerite W. Sallee              100                 *

   Gerald Tsai, Jr.                4,600                 *

Named Executive Officers:

   James A. Coggin                46,500                 *

   James E. Glasscock             29,500                 *

   Gary L. Howard                 32,000                 *

   Frederick J. Mershad           22,000                 *

All Directors and officers
   as a group (28 persons)     3,254,082             16.26%

Other 5% Owners (6):
   Apollo Specialty Retail
     Partners, L.P.            1,421,801 (7)          6.89%
   Two Manhattanville Road
   Purchase, New York

   Carson Pirie Scott & Co.    1,026,550              5.34%
   331 W. Wisconsin Avenue
   Milwaukee, Wisconsin

   Fidelity Management and
   Research Corporation        1,293,855 (8)          6.55%
   82 Devonshire Street
   Boston, Massachusetts

     * Owns less than 1% of the total outstanding Common Stock of the Company.
      (1) Includes shares that the following persons have a right to acquire within sixty days after March 22, 1996 through the exercise of stock options: Bernstein (2,600), Cicala (1,600), de Waal (1,600), Donnelly (1,470), Dunn (1,470), Gould (293,323),
Gross (600), Hurd (1,470), Martin (150,000), McRae (600), Neel
(2,600), Proffitt (2,600), Tsai (1,600), Coggin (42,000), Glasscock
(27,000), Howard (30,000), and Mershad (20,000).
     (2) Includes 3,000 shares owned by the Bernard E. Bernstein Defined Benefit Pension Plan.
     (3) Includes 3,577 shares owned by Mr. Gould's wife as to which he disclaims beneficial ownership. Also includes 17,512 shares held in a Company profit sharing and savings plan for the account of Mr. Gould. Excludes 84,735 shares reserved by the Company for issuance to Mr. Gould with respect to a deferred compensation arrangement.
     (4) Does not include shares held by Apollo Specialty Retail Partners, L.P. ("Apollo Specialty"). Mr. Gross is one of the founding principals of Apollo Advisors, L.P., the managing general partner of Apollo Investment Fund, L.P., the general partner of Apollo Specialty. Mr. Gross disclaims beneficial ownership of all securities held by Apollo Specialty.
     (5) Includes: (i) 2,000 shares held by Mr. Martin as custodian for his minor children, (ii) 1,900 shares owned by RBM Venture Company, a company of which Mr. Martin is sole shareholder,
(iii) 75,000 shares held by the R. Brad Martin 1994-1 and 1995-1 Qualified Annuity Trusts, and (iv) 2,750 shares owned by the R. Brad and Jean L. Martin Family Foundation. Also includes 13,000 shares of restricted stock which will vest on February 12, 1997.
     (6) Based solely on information provided by the beneficial owner.
     (7) Represents shares issuable upon conversion of the Company's Series A Preferred Stock.
     (8) Includes 552,173 shares issuable upon conversion of Proffitt's 4.75% Convertible Debentures ($23.578 million face value).


Election of Directors
(Proposal No. 1)

The Board of Directors proposes the election of fourteen Directors, each to hold office until the next Annual Meeting of the Shareholders or until a successor has been elected and qualified. Unless otherwise instructed by the shareholder, the persons named in the enclosed form of proxy intend to vote for the election of the persons listed in this proxy statement. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the proxies will be voted for the election of a substitute nominee to be selected by the persons named in the proxy.

Certain information is given below for each nominee for Director.

     Name, Principal Occupation,                      Director
     and Directorship                  Age             Since

R. Brad Martin                         44              1984
Chief Executive Officer of the
Company since July 1989,
Chairman of the Board of the
Company since February 1987,
and President from July 1989
until March 1994 and from
September 1994 to March 1995.
Mr. Martin serves on the Board
of Directors of Delta Life
Corporation, First Tennessee
National Corporation, Pilot
Corporation, and Sports &
Recreation, Inc.

Bernard E. Bernstein                   65              1987
Partner in the Knoxville, Tennessee
law firm of Bernstein, Stair & McAdams.

Edmond D. Cicala                       70              1987
President of Edmond Enterprises, Inc.
Retired Chairman and Chief Executive
Officer of the Goldsmith's Division
of Federated Department Stores.
Mr. Cicala is a Director of National
Commerce Bancorporation.

Gerard K. Donnelly (1)                 62              1996
Chairman of Princeton Middletown
Partners, Inc., a consulting
company, since February 1994.
From 1990 to January 1994, Mr.
Donnelly was President, Chief
Executive Officer, and a director
of H. C. Prange Company, a
specialty retailer. H. C. Prange
filed a petition for reorganization
under the Bankruptcy Code in
September 1994. Mr. Donnelly serves
on the Board of Directors of Insight
Technologies Corporation, Princeton
Middletown Partners, Inc., and
Princeton Management & Logistics
Group, Inc.

Donald F. Dunn (1)                     70              1996
Retired Senior Vice President and
director of Allied Stores Corporation.
Mr. Dunn serves on the Board of
Directors of Eckerd Corporation
and Tech Data Corporation.

Ronald de Waal                         44              1985
Chairman of We International, B.V.,
a Netherlands corporation, which
operates more than 250 fashion
specialty stores in Belgium,
the Netherlands, Switzerland,
and Germany.

W. Thomas Gould (1)                    49              1996
Vice Chairman of the Company
and Chairman of the Younkers
Division of the Company since
February 1996. Mr. Gould served
as Chief Executive Officer of
Younkers, Inc. from 1987 to
February 1996 and as
Chairman of the Board of
Younkers, Inc.  from 1992 to
February 1996. Mr. Gould serves
on the Board of Directors of
Sentry Insurance and on the
Executive Committee of the
National Retail Federation.

Michael S. Gross                       34              1994
Vice President of Apollo Capital
Management, Inc., the general
partner of Apollo Advisors, L.P.
Mr. Gross serves on the Board of
Directors of Converse, Inc.,
Florsheim Shoe Company, and
Furniture Brands International,
Inc. and on the Supervisory Board
of Directors of Memorex Telex, N.V.

G. David Hurd (1)                      66              1996
Chairman and Chief Executive Officer
of The Principal Financial Group,
an insurance and financial services
company, from 1989 until his
retirement in December 1994. Mr. Hurd
is the Emeritus Chairman and serves on
the Board of Directors of The Principal
Financial Group.

Richard D. McRae                       75              1994
Former Chairman, President, and
Chief Executive Officer
of McRae's, Inc.

C. Warren Neel                         57              1987
Dean of the College of Business
Administration at the University of
Tennessee, Knoxville. Dr. Neel
serves on the Board of Directors
of American Healthcorp, Inc.,
Clayton Homes, Inc., O'Charley's,
Inc., and The Promus Companies, Inc.

Harwell W. Proffitt                    78              1971
Former Chairman, President, and
Chief Executive Officer
of Proffitt's, Inc.

Marguerite W. Sallee                   50               -
President and Chief Executive
Officer of Corporate Family
Solutions. Ms. Sallee serves
on the Board of Directors of
Corporate Family Solutions,
MagneTek, Inc., and
NationsBank of Tennessee
and Kentucky.

Gerald Tsai, Jr.                       67              1993
Chairman, President, and
Chief Executive Officer of Delta
Life Corporation. Mr. Tsai
serves on the Board of
Directors of Meditrust,
Rite Aid Corporation,
Sequa Corporation,
Triarc Companies, Inc., and
Zenith National Insurance
Corporation.

     The business association of the nominees as shown has been continued for more than five years unless otherwise noted.

(1) Former Executive Committee member of the Board of Directors of Younkers, Inc. Pursuant to the Company's February 3, 1996 business combination with Younkers, Inc., the four members of the Younkers Executive Committee were elected to the Proffitt's, Inc. Board of Directors.

The Board recommends the shareholders vote "FOR" the election as Directors the above listed nominees.

Further Information Concerning Directors

Directors' Fees

Directors who are not officers of the Company each receive an annual fee of $15,000 and $1,000 for attendance at each board meeting or meeting of a committee of which he is a member (or $750 for participation in a telephonic board or committee meeting). Committee chairpersons each receive an additional annual fee ranging from $1,500 to $2,500, depending upon the committee chaired. Directors are reimbursed for expenses in connection with their services as Directors of the Company. Directors not employed by the Company may elect to participate in the Company's Deferred Compensation Plan for Non-Employed Directors of Proffitt's, Inc. and defer all such compensation in lieu of immediate cash payments. The deferred compensation is tied to the value of the Company's Common Stock.

Pursuant to the Company's 1994 Long-Term Incentive Plan (the "Plan"), each non-employee Director of the Company annually is granted a nonqualified stock option to purchase 1,000 shares of Company Common Stock. Options are priced at fair market value at the date of grant and vest in one-fifth installments commencing six months from the date of grant (with each subsequent installment vesting on the anniversary date of grant) with full vesting occurring on the fourth anniversary date of grant. In addition, pursuant to the Plan, each non-employee Director has been awarded 1,000 shares of restricted Common Stock which vest in one-tenth installments commencing on the first anniversary of the award date.

Committees of the Board of Directors and Meeting Attendance The
Board met six times during the last fiscal year. The Board of Directors has established Audit, Human Resources/Compensation,
Stock Option, and Nominating Committees.

The Audit Committee includes C. Warren Neel (Chairman), Donald F. Dunn, Richard D. McRae, and Harwell W. Proffitt. The Committee met twice during the last fiscal year. The Audit Committee recommends engagement of the independent accountants, reviews the fee arrangement and scope of the audit, reviews the financial statements and the report of independent accountants, reviews the activities and recommendations of the Company's internal auditors, and considers comments made by the independent accountants with respect to the Company's system of internal accounting control.

The Human Resources/Compensation Committee includes Bernard E. Bernstein (Chairman), Edmond D. Cicala, Gerard K. Donnelly, and C. Warren Neel. The Committee met four times during the last fiscal year. The purpose of this Committee is to review compensation of Company officers and employees and any other compensation related plan, other than the stock option and long-term incentive plans.

The Stock Option Committee consists of Ronald de Waal (Chairman),
Edmond D. Cicala, and Michael S. Gross and administers the
Company's 1987 Stock Option Plan and the 1994 Long-Term Incentive
Plan. This Committee met three times during the last fiscal year.

The Nominating Committee includes Gerald Tsai, Jr. (Chairman), Bernard E. Bernstein, G. David Hurd, and R. Brad Martin. The functions of the Committee are to screen and recommend candidates for the Company's Board of Directors. The Nominating Committee does not consider nominees for Director recommended by shareholders.

No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committee(s) on which he served. The overall average percentage for all Directors' meeting attendance was 99%.


Executive Compensation
Summary Compensation Table
The following table sets forth, for the years ended February 3, 1996, January 28, 1995, and January 29, 1994, the cash compensation paid by the Company, as well as other compensation paid or accrued for these years, as to the Company's Chief Executive Officer and to each of the other four highest compensated executive officers ("Named Officers").

                                                                              Long-Term
                                          Annual Compensation                 Compensation Awards

                                                          Other          Restricted      Securities      All
                                                          Annual           Stock         Underlying      Other
                                  Salary    Bonus      Compensation       Award(s)        Options       Compensation
Name & Principal Position Year      ($)     ($) (1)        ($)               ($)         Granted (#)       ($)
R. Brad Martin            1995    445,833   233,250 (2)  27,700 (3)     312,000 (4)        20,000       7,140 (5)
Chairman of the Board     1994    383,334   293,438 (6)  27,700 (3)                        95,000       7,140 (5)
and Chief Executive       1993    175,000    92,500 (7)  36,900 (3)                       100,000
Officer

James A. Coggin           1995    358,333   108,600 (2)                                    20,000
President and Chief       1994(8) 270,833   208,125 (6)                                    60,000
Operating Officer

James E. Glasscock        1995    212,500    28,488                                        15,000
Executive Vice President, 1994(8) 166,667    98,750                      23,000 (9)        35,000
Chief Financial Officer,
and Treasurer

Gary L. Howard            1995    306,667
President and             1994(8) 241,667    80,040                      23,000 (9)        50,000
Chief Executive Officer,
McRae's Division

Frederick J. Mershad      1995    270,833                                                  15,000
President and             1994(8) 173,077    75,000                      23,000 (9)        35,000
Chief Executive Officer,
Proffitt's Division

(1) Amounts awarded under the Incentive Compensation Plan for the respective fiscal years, even if deferred.

(2) Includes stock grants to Martin and Coggin of 5,000 and 1,500 shares of Proffitt's Common Stock, respectively, which was granted at the market price of $32.25 as of the date of grant.

(3) In February 1989, the Company entered into a compensation agreement with R. Brad Martin which provides for a $500,000 interest-free loan due January 31, 1999 or upon Mr. Martin's termination of employment with the Company. Other Annual
Compensation represents imputed interest on that interest-free loan.

(4) Represents a restricted stock award of 13,000 shares of Proffitt's Common Stock which was granted at the market price of $24.00 as of the date of grant. The award will fully vest one year from the date of grant. This award represents Martin's total restricted stock holdings.

(5)  Economic benefit of split dollar life insurance policy.

(6) Includes stock grants to Martin and Coggin of 5,000 and 2,500 shares of Proffitt's Common Stock, respectively, which was granted at the market price of $21.50 as of the date of grant.

(7)  Represents a stock grant of 5,000 shares of Proffitt's Common
Stock which was granted at the market price of $18.50 as of the date of grant. (8) The hire date for Coggin, Glasscock, and Howard was April 1, 1994 and for Mershad was May 23, 1994.

(9)  Represents a stock award of 1,000 shares of Proffitt's Common
Stock which was granted at the market price of $23.00 as of the date of grant. These grants vest in equal one-third installments with full vesting occurring on the second anniversary of the date of grant. These awards represent the total restricted stock holdings of the named individuals.


Employment Contracts

All of the Named Officers and certain other officers have employment agreements with the Company. All agreements fix the Named Officers' minimum base compensation for the fiscal year and provide for participation by such officers in employment benefit plans as the Company may adopt. The term for Mr. Martin's agreement ends March 28, 2000. The remainder of the Named Officers' agreements are for terms ending March 28, 1998. Under the terms of each agreement, each Named Officer is entitled to receive his base salary for the remainder of his employment period in the event he is terminated without cause. If the termination is involuntary and due to a change in control or a potential change in control, he is entitled to receive his base salary for the greater of the remaining term of his agreement or twenty-four months. In such event, the Company would be obligated to pay the following monthly amounts (assuming no change in current salaries) to these individuals: R. Brad Martin, $45,833; James A. Coggin, $38,750; James E. Glasscock, $18,583; Gary L. Howard, $26,583; and Frederick
J. Mershad, $25,000. A "Change in Control" is defined as: (i) the acquisition of 25% or more of the combined voting power of the Company's outstanding securities, (ii) a tender offer, merger, sale of assets, or other business combination which results in the transfer of a majority of the combined voting power of the Company or any successor entity, or (iii) during any two consecutive year period, the failure to elect a majority of the individuals constituting the Board of Directors of the Company prior to the commencement of such period, unless the election or nomination of any replacement Directors was approved by vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such period. A "Potential Change in Control" is defined as: (i) the approval by the shareholders of the Company of an agreement which, if consummated, will result in a change of control or (ii) the acquisition of 5% or more of the outstanding voting securities of the Company and the adoption by the Company's Directors of a resolution to the effect that a potential change in control of the Company has occurred.

In conjunction with the Company's February 3, 1996 business combination with Younkers, Inc., the Company entered into employment agreements with two former Younkers executives, W.
Thomas Gould and Robert M. Mosco. February 3, 1996 is the effective date of the agreements ("Effective Date").

Mr. Gould's Employment Agreement has a five year term and provides that Mr. Gould will be paid a minimum annual base salary of $750,000 and be eligible to participate, in the sole discretion of Proffitt's Human Resources/Compensation Committee, in Proffitt's bonus and other similar incentive plans for senior management of Proffitt's. Each of Proffitt's and Mr. Gould may terminate Mr. Gould's Employment Agreement prior to its expiration upon thirty days' prior written notice; provided, however, that such notice may not be provided for at least one year from the Effective Date. If Mr. Gould's employment with Proffitt's terminates before expiration of the Employment Agreement other than by Proffitt's upon a conviction of Mr. Gould of certain felonies, Proffitt's will continue to pay Mr. Gould his annual salary and continue to provide Mr. Gould with medical and life insurance coverage during the remaining term of the Employment Agreement. In the event Mr. Gould's payments are subject to an excise tax under Section 4999 of the Internal Revenue Code (the "Code"), he will receive a reimbursement payment to offset such tax.

Mr. Mosco's Employment Agreement has a three year term and provides that Mr. Mosco will be paid a minimum annual base salary of $450,000 and be eligible to participate in Proffitt's bonus and other similar incentive plans for senior management of Proffitt's. Proffitt's may terminate Mr. Mosco's employment for Cause (as defined in the Employment Agreement) or without Cause. If Proffitt's terminates Mr. Mosco's employment other than for Cause or as a result of his death or disability, or Mr. Mosco terminates his employment for Good Reason (as defined in the Employment Agreement), Proffitt's will pay Mr. Mosco a lump-sum severance payment in an amount equal to (i) salary through the date of termination and pro rata bonus for the then-current year (based upon his three-year average bonus or 50% of his target bonus for the then-current year), (ii) three times Mr. Mosco's highest annual salary in effect during the 12-month period prior to termination and three times the greater of Mr. Mosco's average bonus in respect of the three immediately preceding fiscal years or 50% of target bonus, (iii) any unvested benefit under Younkers' defined benefit pension plan, and (iv) any unvested employer contributions under Younkers' defined contribution plan. Proffitt's will also continue to provide Mr. Mosco with medical and life insurance coverage for a period of three years. Mr. Mosco's payments are limited to avoid imposition of excise tax under Section 4999 of the Code.


Stock Options

The following table contains information concerning the grant of stock options under the Proffitt's, Inc. 1994 Long-Term Incentive
Plan ("Plan") to the Named Officers as of fiscal year end.

Option Grants in Last Fiscal Year

                                                                                 Potential Realizable Value
                                                                                at Assumed Annual Rates
                                                                                of Stock Price Appreciation
                                         Individual Grants                      for Option Term (4)

                                % of Total Options     Exercise or
                Options Granted Granted to Employees   Base Price    Expiration
Name            (#) (1) (2)     in Fiscal Year         ($/share)(3)  Date       5% ($)     10% ($)
R. Brad Martin    20,000             5.9                25.375       3/28/05    319,164    808,824

James A. Coggin   20,000             5.9                25.375       3/28/05    319,164    808,824

James E.
Glasscock         15,000             4.4                25.375       3/28/05    239,373    606,618

Gary L. Howard         -               -                     -             -          -          -

Frederick J.
Mershad           15,000             4.4                25.375       3/28/05    239,373    606,618


(1) All options granted in 1995 are exercisable in cumulative one-fifth installments commencing six months from the date of grant
(with each subsequent installment vesting on the anniversary date of grant) with full vesting occurring on the fourth anniversary of the date of grant.

(2) Under the terms of the Plan, the Stock Option Committee retains discretion, subject to Plan limits, to modify the terms of outstanding options and to reprice the options.

(3) All options were granted at $25.375, which was the market closing price on the date of grant. No incentive stock options were granted. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(4) Potential gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock of the Company and overall stock conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.


Option Exercises and Holdings

The following table sets forth information with respect to the Named Officers concerning the exercise of options during 1995 and unexercised options held at fiscal year end.

Aggregated Option Exercises in Last Fiscal Year End and
Fiscal Year End Option Values

                                                     Unexercised          Value of Unexercised
                        Shares                     Options Held at        In-the-Money Options at
                     Acquired on     Value       Fiscal Year End (# )     Fiscal Year End ($) (1)
Name                Exercise (#) Realized ($)  Exercisable/Unexercisable  Exercisable/Unexercisable
R. Brad Martin      0            0             107,000/113,000            124,500/28,000

James A. Coggin     0            0              28,000/52,000                   0/0

James E. Glasscock  0            0              17,000/33,000                   0/0

Gary L. Howard      0            0              20,000/30,000                   0/0

Frederick J.
Mershad             0            0              17,000/33,000                   0/0

(1) Represents the difference between the closing price of the Company's Common Stock on February 3, 1996 and the exercise price of the options.

Comparison of Five Year Cumulative Total Return*

    Among Proffitt's, Inc., the NASDAQ Stock Market--US Index and
the NASDAQ Retail Index
                  2/1/91  2/1/92  1/30/93  1/29/94  1/28/95  2/3/96
Proffitt's, Inc.   100     238      424      374      443     467

NASDAQ Stock
Market-US          100     152      172      195      188     274

NASDAQ Retail      100     172      155      166      149     167

*$100 invested on 2/1/91 in stock of index--including reinvestment of dividends.

These comparisons are not intended to forecast or be indicative of possible future performance of the Company's stock.


Human Resources/Compensation Committee

Report of the Human Resources/Compensation Committee of the Board of Directors on Executive Compensation

The Human Resources/Compensation Committee of the Board of
Directors (the "Committee") is composed of four independent
Directors who are not employees of the Company: Mr. Bernstein, Chairman of the Committee; Mr. Donnelly; Mr. Cicala; and Dr. Neel.
Messrs. Bernstein, Cicala, and Neel were members of the Committee throughout 1995; Mr. Donnelly was appointed to the Committee in March 1996. The Committee makes recommendations to the Board of Directors as to the amount and form of officer compensation. The
Committee at least annually evaluates the Company's performance and executive officers' compensation compared with results of the Company. The Committee reviews the key performance standards of the executives of the corporation and measures individual and corporate achievement of these standards. The Committee also annually meets to evaluate the performance of the Chief Executive Officer.

The compensation programs of the Company are designed to align compensation with business objectives and performance and to enable the corporation to attract, retain, and reward executives who contribute to the long-term success of the Company. The Board of Directors believes that executive pay should be linked to level of responsibility and performance. Therefore, the Company provides an executive compensation program which includes base pay, cash bonuses, and long-term incentive opportunities through the use of stock options and stock grants. Individual executive performance is evaluated by reviewing organization and management development progress against the established objectives. Consistent with the compensation philosophy of the corporation, salaries for executives are established at levels for comparable positions in the department store and specialty retailing industry. Generally, executive cash bonus programs provide the opportunity for executives to earn from 30% to 50% of annual base compensation.
Bonuses are earned as the result of the achievement of specific corporate and/or division objectives and individual objectives.

Long-term incentives are provided through grants of stock options and stock grants to the named executives and other key employees pursuant to the Proffitt's, Inc. 1994 Long-Term Incentive Plan
("Plan"). This component is intended to provide added incentive to secure, retain, and reward those responsible for the successful leadership of the Company. Stock options are granted at or above the prevailing market value and will only have value if the Company's stock price increases. Currently, options vest in five equal installments, and executives must be employed by the Company at the time of vesting in order to exercise the option grants. The
Stock Option Committee of the Board of Directors administers the Plan.

R. Brad Martin has served as Chairman and Chief Executive Officer of the corporation since July 1989. While serving in this capacity, the Company's revenues have grown from $94.8 million for the year ended February 3, 1990 ("1989") to $1.3 billion for the year ended
February 3, 1996 ("1995"). Net income (before non-recurring and special charges) has increased from $.8 million in 1989 to $31.4 million in 1995. Shareholders' equity has grown from $20.2 million in 1989 to $356.9 million in 1995. The price of the Company's
Common Stock has increased from $6.00 at February 3, 1990 to $32.25 at March 21, 1996.

The compensation of the Chairman and Chief Executive Officer of the corporation is set forth in an Employment Agreement ("Agreement") dated March 28, 1995, approved by the Committee and the Board of Directors. The terms of this Agreement provide for an annual base salary of not less than $450,000. The Chief Executive Officer may earn an annual cash bonus of up to 50% of base salary based upon the achievement of specific annual objectives. For 1995, 60% of the potential bonus award was based on achievement of targeted earnings per share of the corporation; 40% of the potential bonus award was based upon the achievement by the Chief Executive Officer of certain objectives in his personal plan. These objectives included specified goals in such areas as corporate growth, human resources, merchandising, financing, and shareholder relations. For 1995, Mr.
Martin was awarded 32% of his total bonus potential of $225,000.
Mr. Martin earned none of his total bonus potential for the achievement of the targeted earnings per share, but he was awarded
80% of his bonus potential for the achievement of the specified objectives within his personal plan. For 1995, Mr. Martin's cash compensation totaled $517,833 which was comprised of $445,833 in base salary and $72,000 in bonus.

Pursuant to the terms of the Agreement, the Chief Executive Officer is also eligible for an annual award of up to 5,000 shares of Company Common Stock, based upon the achievement of annual targeted growth in intrinsic value of the corporation. For 1995, Mr. Martin was awarded 5,000 shares of Common Stock of the corporation pursuant to this provision, valued at $161,250 on the March 21, 1996 grant date.

Concurrent with the business combination with Younkers, Inc. on February 3, 1996, the Chief Executive Officer was granted 13,000 restricted shares of Company Common Stock under the 1994 Long-Term
Incentive Plan. These shares were valued at $312,000 on the February 12, 1996 grant date. These shares fully vest one year from the date of grant.

In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million. This was not applicable to Proffitt's, Inc. for the fiscal year ended February 3, 1996. However, the Company and the Committee intend to monitor executive compensation levels and adopt policies, as necessary, to obtain maximum deductibility of executive compensation while providing motivational and competitive performance-based compensation. The Committee will continue to monitor the tax regulations to determine if any executive compensation program changes are necessary.

     Human Resources/Compensation Committee

     Bernard E. Bernstein, Chairman
     Edmond D. Cicala
     Gerard K. Donnelly
     Dr. C. Warren Neel

     March 27, 1996


Certain Transactions

On March 31, 1994, the Company acquired in a business combination
(the "Business Combination") all of the outstanding Common Stock of Macco Investments, Inc., the holding company of McRae's, a retail department store company. Prior to its acquisition by Proffitt's, Inc., McRae's was a private company owned and operated by members of the McRae family: Richard D. McRae and his children, Richard D.
McRae, Jr., Susan McRae Shanor, and Vaughan W. McRae. Richard D.
McRae has served on the Board of Directors of Proffitt's, Inc.
since the Business Combination.

A portion of the consideration paid in the Business Combination was in the form of the Company's 7.5% Junior Subordinated Debentures due March 31, 2004 in the aggregate principal amount of $17.5 million ("Junior Debentures"). Richard D. McRae received $1.6 million of the Junior Debentures, and Richard D. McRae, Jr., Susan
McRae Shanor, and Vaughan W. McRae each received $5.3 million of the Junior Debentures. Interest on the Junior Debentures paid to Richard D. McRae totaled approximately $123,000 for the year ended
February 3, 1996. Interest paid to Richard D. McRae, Jr., Susan
McRae Shanor, and Vaughan W. McRae totaled approximately $395,000 each for the same period.

In conjunction with the Business Combination, the Company purchased four regional mall stores owned by McRae family partnerships
(collectively, the "Stores") for approximately $18.5 million.

On April 1, 1994, the Company purchased the McRae's store in the Singing River Mall, Gautier, Mississippi, from Arvey Real Estate
Company ("Arvey"), a general partnership comprised of Richard D.
McRae, Richard D. McRae, Jr., and Vaughan W. McRae, for a purchase price of approximately $2.6 million. A portion of the consideration paid by the Company was the issuance of a promissory note (the
"Gautier Note") in the principal amount of approximately $600,000, bearing interest at an annual rate of 6.5%. The Gautier Note is payable in five installments, the first four of which are equal to 10% of the original principal amount, plus accrued interest. The first installment was due April 1, 1995, and subsequent installments are due April 1, 1996, April 1, 1997, and April 1,
1998, with the final installment of the remaining principal and interest due April 1, 1999. The Gautier Note is secured by a second deed of trust on the Gautier store. The principal amount outstanding under the Gautier Note at February 3, 1996 was approximately $501,000. Interest paid on this note totaled approximately $36,000 for the year.

On April 1, 1994, the Company purchased the McRae's store in the Barnes Crossing Mall, Tupelo, Mississippi, from Green's Crossing
Real Estate Company ("Green's Crossing"), a general partnership comprised of a trust for Richard D. McRae, Jr.'s children, a trust for Vaughan W. McRae's children, and Ms. Shanor, for a purchase price of approximately $4.3 million. A portion of the consideration paid was the issuance of a promissory note (the "Tupelo Note") in the principal amount of approximately $1.5 million, bearing interest at an annual rate of 6.5%. The terms of the Tupelo Note are identical to the terms of the Gautier Note, and the Tupelo Note is secured by a second deed of trust on the Tupelo store. The principal amount outstanding under the Tupelo Note at February 3, 1996 was approximately $1,339,000. Interest paid on this note totaled approximately $97,000 for the year.

On April 1, 1994, the Company purchased the leasehold interest in the McRae's store in the Sawmill Square Shopping Center, Laurel,
Mississippi, from Arvey for a purchase price of approximately $2.9 million. A portion of the consideration paid was the issuance of a McRae's promissory note (the "Laurel Note") in the principal amount of $1.8 million, bearing interest at an annual rate of 6.5%. The terms of the Laurel Note are identical to the terms of the Gautier
Note, and the Laurel Note is secured by a second leasehold deed of trust on the Laurel store. The principal amount outstanding under the Laurel Note at February 3, 1996 was approximately $1,601,000.
Interest paid on this note totaled approximately $116,000 for the year.

On April 1, 1994, the Company purchased the McRae's store in the Northpark Mall, Ridgeland, Mississippi, from Park Real Estate
Company ("Park"), a general partnership comprised of Richard D.
McRae, Richard D. McRae, Jr., Susan McRae Shanor, and Vaughan W.
McRae, for a purchase price of approximately $8.6 million. A portion of the consideration paid was the issuance of a McRae's promissory note (the "Northpark Note") in the principal amount of approximately $3.9 million, bearing interest at an annual rate of 6.5%. The terms of the Northpark Note are identical to the terms of the Gautier Note, and the Northpark Note is secured by a second deed of trust on the Ridgeland store. The principal amount outstanding under the Northpark Note at February 3, 1996 was approximately $3,516,000. Interest paid on this note totaled approximately $254,000 for the year.

The Stores were purchased by the Company as part of the Business
Combination. The Company believes that the terms of the purchases of the Stores were fair, reasonable, and consistent with the terms that would have been available to the Company if purchased from unaffiliated parties.

The Company leases an office building (the "Heritage Building") in downtown Jackson, Mississippi pursuant to an eighteen year lease agreement dated December 23, 1981 (the "Heritage Building Lease") from Richard D. McRae, Jr., Susan McRae Shanor, and Vaughan W.
McRae (collectively, the "Lessors"). Under the terms of the Heritage Building Lease, the Company must pay all maintenance, repairs, insurance, utilities, taxes, improvements, and modifications to the building. During the fiscal year ended
February 3, 1996, the Company paid the Lessors approximately
$325,000 under the Heritage Building Lease. The Company subleases office space in the Heritage Building to unrelated tenants. During the fiscal year ended February 3, 1996, the Company received rents from sublessees of approximately $967,000.

The Company has purchased executive life insurance policies insuring the lives of Richard D. McRae ($1.5 million and $8.5 million) and Vaughan W. McRae ($1.5 million). Each of Messrs. McRae has the right to purchase said policies from the Company for a purchase price equal to the policy's cash value.

In connection with the redemption of McRae's Common Stock owned by Richard D. McRae's spouse on January 25, 1983, McRae's issued its promissory note (the "McRae's Note") in the principal amount of approximately $1.3 million, bearing 13% interest annually. Interest only on the McRae's Note was payable through January 1, 1993, and beginning February 1, 1993, principal and interest was payable in 60 monthly installments of $30,635. The final installment on the McRae's Note is due January 1, 1998, and the Company has no prepayment rights thereunder. The principal amount outstanding under the McRae's Note at February 3, 1996 was approximately
$621,000. Interest paid on this note totaled approximately $100,000 for the year.

McRae's and Richard D. McRae entered into a Retirement Income
Agreement dated July 23, 1982 which provided for annual retirement payments of $200,000 to Mr. McRae. Upon the death of Mr. McRae, payments of $175,000 are to be made to Mr. McRae's spouse, should she survive him, and terminate at her death. The payments are reduced by any payments made to Mr. or Mrs. McRae pursuant to the McRae's Pension Plan and are adjusted annually based on the Consumer Price Index. During the fiscal year ended February 3,
1996, McRae's paid Mr. McRae approximately $167,000 under this
Agreement.

Transaction with Michael S. Gross.

Director Michael S. Gross is one of the founding principals of Apollo Advisors, L.P., the managing general partner of Apollo
Investment Fund, L.P., the general partner of Apollo Specialty
Retail Partners, L.P. ("Apollo Specialty"), the holder of the
Company's Series A Preferred Stock. Proffitt's paid Apollo
Specialty $1.95 million in dividends for the fiscal year ended
February 3, 1996.

Human Resources/Compensation Committee Interlocks and Insider
Participation.

Mr. Bernard E. Bernstein, Chairman of the Human
Resources/Compensation Committee, is a partner in Bernstein, Stair
& McAdams, which serves, on occasion, as legal counsel for the Company.


Ratification of Appointment of Independent Accountants
(Proposal No. 2)

Subject to ratification by the shareholders, the Board of Directors has reappointed Coopers & Lybrand as independent accountants to audit the financial statements of the Company for the fiscal year ending February 1, 1997. Coopers & Lybrand has examined the financial statements of the Company since 1991.

Representatives of Coopers & Lybrand will be present at the Annual
Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE
SHAREHOLDERS VOTE "FOR" SUCH RATIFICATION.


Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's Directors, executive officers, and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of stock of the Company.

To the Company's knowledge, based solely on a review of copies of reports provided by such individuals to the Company and written representations of such individuals that no other reports were required, during the fiscal year ended February 3, 1996, all
Section 16(a) filing requirements applicable to its officers, Directors, and 10% or greater beneficial owners were satisfied.

Other Matters

The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgement.

Shareholders' Proposals for 1997 Annual Meeting

Proposals for shareholder action which eligible shareholders wish to have included in the Company's proxy mailed to shareholders in connection with the Company's 1997 Annual Meeting must be received by the Company at its corporate headquarters on or before January
3, 1997.

Listing of Shareholders

A complete list of the shareholders entitled to vote at the Annual
Meeting of the Shareholders, to be held on June 19, 1996, will be available for inspection during normal business hours at the principal office of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a shareholder, and at all times during the Annual Meeting at the place of the meeting.

Annual Report

The Company's annual report for the year ended February 3, 1996 is being mailed with this proxy statement but is not to be considered as a part hereof.

A copy of the Company's annual report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission, may be obtained without charge by any shareholder whose proxy is solicited upon written request to:

Senior Vice President of Investor Relations
Proffitt's, Inc.
P.O. Box 9388
Alcoa, Tennessee 37701-9388


     By order of the Board of Directors,


     Julia Bentley
     Secretary
     Alcoa, Tennessee
     May 1, 1996

PROFFITT'S, INC.
P.O. Box 9388
Alcoa, Tennessee 37701

This proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints R. Brad Martin, James A. Coggin, and
Julia A. Bentley as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote as designated below, all the shares of Common Stock of Proffitt's, Inc. held of record by the undersigned on April 22, 1996 at the Annual Meeting of the Shareholders to be held on June 19, 1996 or any adjournment thereof.

1. ELECTION OF DIRECTORS
   FOR all nominees listed below           WITHHOLD AUTHORITY
   (Except as marked to the contrary       to vote for all
    below)                           []    nominees listed below []

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

Bernard E. Bernstein
W. Thomas Gould
C. Warren Neel
Edmond D. Cicala
Michael S. Gross
Harwell W. Proffitt
Ronald de Waal
G. David Hurd
Marguerite W. Sallee
Gerard K. Donnelly
R. Brad Martin
Gerald Tsai, Jr.
Donald F. Dunn
Richard D. McRae

(continued, and to be signed on other side)

(continued from other side)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND as
independent accountants of the Company
   []  FOR         [] AGAINST       [] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other busines as may properly come before th emeeting.

This proxy, when property executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO ELECTION IS
MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:____________________, 1996  ___________________________
                                  Signature
PLEASE MARK, SIGN, DATE AND
RETURN THE PROXY CARD PROMPTLY    ___________________________
USING THE ENCLOSED ENVELOPE.      Signature if held jointly


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